Exhibit 99.13

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

April 18, 2022

Apollo Strategic Growth Capital

9 West 57th Street, 43rd Floor

New York, NY 10019

Attn: Board of Directors

RE:	Proxy Statement / Prospectus of Apollo Strategic Growth Capital (“APSG”) which forms part of Amendment No. 3 to the Registration Statement on Form S-4 of APSG (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated December 2, 2021, to the Board of Directors (the “Board”) of APSG. We understand that APSG has determined to include our opinion in the Proxy Statement / Prospectus of APSG (the “Proxy Statement/Prospectus”) included in the above referenced Amendment No. 3 to the Registration Statement.

Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in Amendment No. 3 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “QUESTIONS AND ANSWERS About the Business Combination and the Special Meeting,” “SUMMARY — Opinion of the Financial Advisor to APSG,” “THE BUSINESS COMBINATION PROPOSAL —Background to the Business Combination,” “THE BUSINESS COMBINATION PROPOSAL — The APSG Board’s Reasons for Approval of the Business Combination,” and “THE BUSINESS COMBINATION PROPOSAL — Opinion of the Financial Advisor to APSG” and to the inclusion of our opinion as Annex R to the Proxy Statement / Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 3 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.